Marantha Funding Corp

47 Ferncliff Road Bloomfield, New Jersey 07001
Telephone: 973-338-8499
Facsimile:  973- 893-0211

FINANCIAL PLACEMENT FEE AGREEMENT

The undersigned Bobby Smith Jr., Fran Mize and Four Star Holdings, Inc. hereafter referred to
As “Borrower” hereby contracts for services with Maranatha Funding Corp. (hereinafter referred to as MFC”) to arrange or obtain financing as described below.

1.	Borrower:	Four Star Holdings, Inc., a public company

2.	Description of financing request:

Borrower requests that MFC arrange financing for the for the construction of new homes in various sub-divisions owned or controlled by the borrower under the following general terms and conditions or such other term as the borrower accepts.

	Loan Amount:	3,000,000 Revolving Line of Credit.

	Interest Rate:	12%- 6 months interest reserve to be established at closing.

	Term:	Two (2) years

	Bank Loan Fee:	3% of the loan amount

	Collateral:	Collateral package to be determined by the lender in cooperation with existing bank lenders.

Advance:
The lender will advance funds against work in place on no more than 20 houses at one time assuming a 100,000 budget per home. Budgets for each property must be submitted to the lender for approval prior to any advance. The borrower  will pay the cost of the inspections.

Repayment:
 Each property will be released from the blanket mortgage upon the repayment of 130% of the outstanding loan balance    assigned to the property. The funds will then be available for  the next property to be constructed.

	Guarantees:	Full personal and cross corporate guarantees.

3.
FINANCING FEE:  Inconsideration of MFC arranging or obtaining financing for this  project. Borrower agrees to pay MFC arranging or obtaining financing for this  project. Borrower agrees to pay a placement fee on the following basis.

3% of the final loan amount earned at commitment and payable at closing

4.
Directly or indirectly by any means the Identity of MFC’s contact or affiliation in any way to any third party without the express consent of MFC for a period of five years.  All parties agree there is consideration in the introduction and exposure to MFC’s contacts and affiliation. The penalty to Borrower for violation this agreement will be 10% of the amount of financing as a result of the circumvention.

5.
CONSTRUCTION FINANCING:  Borrower agrees that the lender procured by MFC may wish to extend further loans for the development and/or refinance of additional property. In that case borrower agrees to use the services of MFC to apply for such financing and agrees to pay MFC a placement fee in the amount of 2.0% of the final loan amount, earned at commitment and payable at closing as above.

6.
OTHER PROVISIONS:  Other provisions contained in any Riders hereto attached, initialed or signed by both parties are by express reference incorporated in and made a part of this application. It is an express provision of this application that time is of the essence.

7.	AGENCY DISCLAIMER: Borrower acknowledges and agrees that this application does not create any agency of fiduciary relationship between Borrower and MFC.

8.
FEES AND EXPENSES:  Borrower understand and agrees that the Fee payable to MFC is in addition to costs of the transaction or third-party fees inclusive of but not limited to appraisal fees, attorneys’ fees, title policy, recording costs, environmental assessments, soil reports, etc. The loan will be extended at no cost to the lender.

9.
COOPERTAION:  Borrower shall cooperate with MFC and the Lender in procuring the commitment, and upon written request. Borrower will supply any and all information or documents reasonably required by the transaction.

10.
INFORMATION:  It is understood that the Lender and MFC are relying on the information provided by Borrower to be true and accurate in every particular. MFC shall not be responsible for any incorrect information supplied by Borrower or failure of Borrower to disclose any material fact.

11.
ATTORNEYS’ FEES:  If this application is placed by MFC in the hands of an attorney for collection of any amount payable to MFC hereunder, by suit or otherwise, or to enforce its terms. Borrower shall pay upon demand all costs and expenses related thereto and agrees to pay upon demand all attorney’s fees associated therewith.

12.	AUTHORITY: The signatories of this Agreement personally represent and warrant that each has full authority to execute this Agreement and to legally bind the party for which he or she signs.

13.
TERMINATION:  This agreement continue in full force and effect for a period of 90 days from the date hereof, or from the date of receipt by MFC of all required information and documentation in support of the desired loan commitment, whichever is later. In the event the MFC has substantially performed its duties under the agreement but an additional period of time is needed to secure the written commitment from the lender.

14.
GOOD FAITH DEPOSIT:  Borrower will deposit $1,000.00 with MFC upon execution of this agreement and 50,000 shares of Four Star Holdings, Inc. restricted corporate stock. The corporate stock shall have piggybank rights upon any future registration. The full deposit is non-refundable and the cash portion will be applied to MFC’s placement fee.

This application shall be binding upon Borrower, its heirs, and successors and permitted assigns, and shall inure to the benefit the MFC and its successors, transferees and assigns. This application is made and executed under and shall be governed by internal laws of the State of New
Jersey.

This agreement shall constitute the entire agreement between the parties hereto. Any modification of this agreement must by agreed to by both parties and must be in writing.

Agreed and accepted this 4th day of November, 2010.

By:          Maranatha Funding Corp.                                                                Four Star Holdings, Inc.

/s/  Kenneth E. Swatt                                                                         /s/   Bobby R. Smith, Jr.
By: Kenneth E. Swatt – President                                                    By:  Bobby R. Smith Jr. - CEO

By:          Bobby R. Smith Jr., Individually                                                      Fran Mize, Individually

/s/  Bobby R. Smith, Jr.                                                                      /s/ Fran Mize
Bobby R. Smith, Jr.                                                                              Fran Mize